Exhibit 99.2

News release for immediate release
Contact information:
Heather J. Wietzel, Vice President, Investor Relations
217-788-5144 | investorrelations@horacemann.com
Horace Mann reports first-quarter 2023 earnings consistent with pre-announcement
•Net income of $6.6 million, or $0.16 per share, for the first quarter
•Diversified business delivered core earnings* of $9.7 million, or $0.23 per share, for the first quarter, despite elevated catastrophe losses
◦Educator household acquisition momentum continued again in first quarter with strong sales across Retail and Worksite Divisions
◦Strong Supplemental & Group Benefit segment core earnings of $14 million offset impact of lower-than-anticipated contribution of net investment income to Property & Casualty segment core earnings
◦Catastrophe losses reduced first-quarter Property & Casualty segment earnings by $22 million (pretax) compared to $7 million (pretax) in last year’s first quarter
◦Rate actions to address inflationary pressure in auto and property businesses on track to full-year plan
•Continue to expect full-year 2023 EPS in range of $2.00-$2.30 as trajectory toward sustainable double-digit ROEs resumes
◦Expected contribution to full-year 2023 core earnings from Supplemental & Group Benefits segment increased on strong first quarter; offsets impact of lower-than-anticipated first-quarter net investment income in Property & Casualty segment
◦Anticipating 2024 ROE at 10% with core EPS approaching $4; average annual EPS growth targeted at 10% in 2025 and beyond
SPRINGFIELD, Ill., May 2, 2023 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three months ended March 31, 2023:

($ in millions, except per share amounts)	Three Months Ended March 31,
	2023	2022	% Change
Total revenues	$353.9	$346.7	2.1%
Net income	6.6	20.3	-67.5%
Net investment losses, after tax	(3.1)	(12.2)	N.M.
Core earnings*	9.7	32.5	-70.2%
Adjusted core earnings*	12.6	35.8	-64.8%
Per diluted share:
Net income	0.16	0.48	-66.7%
Net investment losses, after tax	(0.07)	(0.29)	N.M.
Core earnings per diluted share*	0.23	0.77	-70.1%
Adjusted core earnings per diluted share*	0.30	0.85	-64.7%
Book value per share	27.87	32.66	-14.7%
Adjusted book value per share*	36.16	37.31	-3.1%
Tangible book value per share*	30.43	31.12	-2.2%
N.M. - Not meaningful.
* These measures are not based on accounting principles generally accepted in the United States of America (non-GAAP). They are reconciled to the most directly comparable GAAP measures in the Appendix to the Investor Supplement. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company’s reports filed with the Securities and Exchange Commission.

The Horace Mann Companies 1 Horace Mann Plaza Springfield, Illinois 62715-0001
217-789-2500 www.horacemann.com

“First-quarter results confirmed that we are on pace to meet our business objectives for this year despite the outsized catastrophe losses,” said President and CEO Marita Zuraitis. “The efficiency and care our claims team displayed while helping our educator customers recover from those events is a testament to the respect and admiration we have for our country’s educators. The growth we continue to see across our increasingly diversified business further underscores our optimism for Horace Mann’s long-term success as the leading provider of education market solutions for both school districts and individual educators.
“In particular, our sales momentum accelerated in the first quarter as our ability to reach educators continues to improve,” Zuraitis continued. “In our Worksite Division, first-quarter sales were up 164%, or $2.3 million, with worksite direct sales continuing to improve toward pre-pandemic levels. In our Retail Division, educators continued to respond favorably to the solutions offered by our Life & Retirement business. Annualized Life sales were up 22% and Retirement results remained solid, despite continued external headwinds.
“We remain on track to our longer-term profitability targets in our Property & Casualty business,” Zuraitis noted. “Property & Casualty net written premiums were up 7% for the first quarter, as our rate and non-rate underwriting actions begin to take effect and retention remained steady with year end. Auto sales rose for another quarter, largely in states where we are confident in the pricing outlook.
“Over the past five quarters, we’ve implemented auto rate increases of almost 10% nationwide, and continue to expect rate actions over the remainder of 2023 will generate a cumulative impact of 18% to 20% by year-end 2023,” Zuraitis said. “We believe this plan should contribute to an auto combined ratio between 97% and 98% in 2024. Further, we expect property rate increases will total 12% to 15% over the course of 2023. Combined with the impact of ‘inflation guard’ increases to keep home coverage values current, we expect average renewal premiums for property to increase by 17% to 20% in 2023. This puts us on track to our targeted property combined ratio between 92% and 93% for 2024.
“We remain confident that our growth over the next several years will increase our share of the education market,” Zuraitis said. “As we move toward our longer-term profitability targets in the Property & Casualty segment, we continue to expect our 2023 core EPS will be in the range of $2.00 to $2.30. Our full-year view now reflects a higher contribution from the Supplemental & Group Benefit segment due to strong first-quarter results, offset by the impact of lower-than-expected net investment income for the Property & Casualty segment in the first quarter. In 2024, we believe we will return to a double-digit return on equity as core EPS approaches $4, driven by our profitable growth.”
Segment outlook for 2023
2023 core EPS guidance of $2.00 to $2.30 (or core earnings of $84 million to $96 million, after tax) remains unchanged:
•Property & Casualty segment core earnings guidance updated to between breakeven and $5 million in 2023, due to the lower-than-expected limited partnership portfolio returns in the first quarter. We continue to assume a full-year catastrophe loss contribution of about 10 points to the combined ratio. The longer-term combined ratio target for the segment remains 95-96%.
•Life & Retirement segment core earnings guidance unchanged at $67 million to $70 million in 2023. In 2023, the spread on the fixed annuity business is expected to be in the range of 220 to 230 basis points, above the target threshold for this business.
•Supplemental & Group Benefits segment core earnings guidance updated to $45 million to $49 million in 2023, due to the strong first-quarter results. The longer-term target for the segment benefit ratio remains 43%. The pretax profit margin will reflect the investment being made in this segment’s infrastructure as well as a higher allocation of corporate expenses to reflect the segment’s utilization of shared staff, distribution and other resources.
Full-year net investment income from the managed portfolio now expected to be between $325 million and $335 million.

Reporting Segment Results
Horace Mann reports financial results in three reporting segments: (1) Property & Casualty, (2) Life & Retirement, and (3) Supplemental & Group Benefits. The retail business, consisting of the Property & Casualty and Life & Retirement segments, provides insurance and financial services to individual educators through agency and direct channels. The Supplemental & Group Benefits segment provides worksite direct and employer-sponsored benefits through school district employers. These worksite offerings help school districts attract and retain staff.
Horace Mann adopted the Financial Accounting Standards Board’s Accounting Standard Update 2018-12 Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts as of January 1, 2023, with a January 1, 2021 transition date. The company’s 2022 results have been recast to reflect the ASU and are reflected in this release on that basis.
Property & Casualty segment results reflected outsized catastrophe losses
(All comparisons vs. same period in 2022, unless noted otherwise)
The Property & Casualty segment primarily markets private passenger auto insurance and residential home insurance. Horace Mann offers standard auto coverages, including liability, collision and comprehensive. Property coverage includes both homeowners and renters policies. For both auto and property coverage, Horace Mann offers educators a discounted rate and the Educator Advantage® package of features. The Property & Casualty segment represented 47% of total revenues for the year ended 2022.

($ in millions)	Three Months Ended March 31,
	2023	2022	Change
Property & Casualty net premiums written*	$149.1	$139.6	6.8%
Property & Casualty net income (loss) / core earnings (loss)*	(11.6)	8.5	N.M.
Property & Casualty combined ratio	112.7%	98.4%	14.3	pts
Property & Casualty underlying loss ratio*	69.8%	67.3%	2.5	pts
Property & Casualty expense ratio	28.2%	26.3%	1.9	pts
Property & Casualty catastrophe losses	14.7%	4.8%	9.9	pts
Property & Casualty underlying combined ratio*	98.0%	93.6%	4.4	pts
Auto combined ratio	110.9%	101.8%	9.1	pts
Auto underlying loss ratio*	80.7%	75.5%	5.2	pts
Property combined ratio	115.8%	92.3%	23.5	pts
Property underlying loss ratio*	50.2%	52.3%	-2.1	pts

The Property & Casualty segment core loss for the first quarter was in line with the company’s preliminary announcement. Property & Casualty net premiums written were up 6.8% with average written premiums rising for both property and auto. In addition, segment net investment income for the quarter was below the prior year, largely due to lower-than-anticipated returns on the segment’s limited partnership portfolio.
The combined ratio was above the prior year, largely due to higher catastrophe losses in this year’s first quarter. Catastrophe losses for the quarter were $22.4 million, pretax, contributing 14.7 points to the combined ratio. In total, there were 23 events designated as catastrophes by Property Claims Services (PCS) in the year’s first quarter, including two severe storms in the Midwest in late March. In the first quarter of 2022, catastrophe losses were $7.3 million, pretax, contributing 4.8 points to the combined ratio, from 11 PCS events.
The year-over-year increase in average written premiums for auto policies also improved in the first quarter, reaching 8.1% compared to 4.8% in the fourth quarter. The increase reflects auto rate increases of almost 10% nationwide since the beginning of 2022. The first-quarter auto underlying loss ratio was 80.7%, largely reflecting the loss cost factors being addressed through rate and non-rate underwriting actions.
The year-over-year increase in average written premiums for property policies was 9.8% in the first quarter, as rate increases taken over the past five quarters and inflation adjustments to coverage values take effect. The first quarter property underlying loss ratio was 50.2%, improved from 2022 due to lower fire losses.

Life & Retirement segment net income of $14 million
(All comparisons vs. same period in 2022, unless noted otherwise)
The Life & Retirement segment markets 403(b) tax-qualified fixed, fixed indexed and variable annuities; the Horace Mann Retirement Advantage® open architecture platform for 403(b)(7) and other defined contribution plans; and other retirement products to educators as well as traditional term and whole life insurance products. Horace Mann is one of the largest participants in the K-12 educator portion of the 403(b) tax-qualified annuity market, measured by 403(b) net premiums written on a statutory accounting basis. The Life & Retirement segment represented 36% of total revenues for the year ended 2022.

($ in millions)	Three Months Ended March 31,
	2023	2022	Change
Life & Retirement net income / core earnings*	$14.0	$15.6	-10.3%
Life & Retirement adjusted core earnings*	14.0	15.8	-11.4%
Life annualized sales*	2.2	1.8	22.2%
Life mortality costs	19.5	21.4	-8.9%
Net annuity contract deposits*	109.2	112.0	-2.5%
Annuity assets under management(1)	4,944.3	5,134.5	-3.7%
Total assets under administration(2)	8,398.8	9,027.7	-7.0%
(1)     Amount reported as of March 31, 2023 excludes $664.7 million of assets under management held under modified coinsurance reinsurance.
(2)    Includes Annuity AUM, Brokerage and Advisory AUA, and Recordkeeping AUA.

Life & Retirement segment core earnings were $14.0 million for the quarter. For the segment, net investment income rose 4.4% reflecting a higher contribution from floating rate investments, including commercial mortgage loan funds. Interest credited, which includes interest on FHLB funding agreements, rose more rapidly than investment income due to the timing of rate resets. As a result, the annualized net interest spread on our fixed annuity business was 206 basis points for the first quarter compared to 286 basis points a year ago.
For the segment, total benefit expenses declined as improved Life mortality experience more than offset unfavorable market risk benefit adjustments for Retirement.
For the Retirement business, net annuity contract deposits were $109.2 million for the first-quarter. Educators continue to begin their relationship with Horace Mann through 403(b) retirement savings products, including the company’s attractive annuity products, which provide encouraging cross-sell opportunities. Total cash value persistency remained strong at 93.1%. Life annualized sales were $2.2 million for the quarter.
Horace Mann currently has $4.9 billion in annuity assets under management, including $2.1 billion of fixed annuities, $2.3 billion of variable annuities and $0.5 billion of fixed indexed annuities. Assets under administration, which includes Horace Mann Retirement Advantage® and other advisory and recordkeeping assets, were down from a year ago as equity market performance affected assets under management. Life insurance in force rose to $20.2 billion at March 31, 2023.

Supplemental & Group Benefits segment net income of $14 million
(All comparisons vs. same period in 2022, unless noted otherwise)
The Supplemental & Group Benefits segment markets employer-sponsored group worksite solutions for districts and other public employers, as well as worksite direct products typically distributed through the worksite channel. The worksite business provides group term life, disability and specialty health insurance along with worksite supplemental products including cancer, heart, hospital, supplemental disability and accident coverages. The Supplemental & Group Benefits segment represented 21% of total revenues for the year ended 2022.

($ in millions)	Three Months Ended March 31,
	2023	2022	Change
Supplemental & Group Benefits net income / core earnings*	$14.0	$13.2	6.1%
Supplemental & Group Benefits adjusted core earnings*	16.9	16.2	4.3%
Pretax profit margin(1)	24.9%	21.4%	3.5	pts
Net premiums earned	$65.8	$69.8	-5.7%
Worksite direct products sales*	3.7	1.4	164.3%
Employer-sponsored products sales*	4.5	2.3	95.7%
Worksite direct products benefit ratio	22.1%	22.2%	-0.1	pts
Employer-sponsored products benefit ratio	42.6%	65.9%	-23.3	pts
(1)    Measured to total revenues.

Supplemental & Group Benefits segment core earnings rose 6.1% while adjusted core earnings were up 4.3% for the quarter, reflecting a strong pretax profit margin due to continued favorable benefit ratios. The benefit ratio for the worksite direct product line for the quarter was in line with last year’s first quarter and remains below longer-term targets as utilization remains below historical levels. The benefit ratio for the employer-sponsored product lines for the quarter improved from last year due to frequency well below anticipated levels.
The non-cash impact of amortization of intangible assets under purchase accounting reduced first quarter 2023 core earnings by $3.6 million pretax vs. $3.9 million in 2022. Segment net investment income rose 28.2% for the quarter, largely due to the repositioning of the Madison National Life portfolio to target asset allocations aligned with the company’s investment guidelines.
Total sales for the segment were $8.2 million. Sales of worksite direct supplemental products were up 164.3% to $3.7 million, with persistency remaining very strong at 90.6%. Sales of employer-sponsored products were up 95.7% to $4.5 million.

Consolidated Results
Horace Mann’s investment strategy is primarily focused on generating income to support product liabilities, and balances principal protection and risk. Total net investment income includes net investment income on the investment portfolio managed by Horace Mann, as well as accreted investment income on the deposit asset on reinsurance related to the company’s reinsurance of policy liabilities related to legacy individual annuities written in 2002 or earlier. The Corporate & Other segment reduced total revenues by $56.1 million for the year ended 2022 largely due to net investment losses.
Net investment income of $100 million
(All comparisons vs. same period in 2022, unless noted otherwise)

($ in millions)	Three Months Ended March 31,
	2023	2022		Change
Pretax net investment income - investment portfolio	$74.7	$73.0		2.3%
Pretax investment income - deposit asset on reinsurance	25.7	24.9		3.2%
Total pretax net investment income	100.4	97.9		2.6%
Pretax net investment losses	(3.9)	(15.5)		N.M.
Pretax net unrealized investment gains (losses) on fixed maturity securities	(453.3)	16.7		N.M.
Investment yield, excluding limited partnership interests, pretax - annualized	4.72%	4.36%	0.36	pts
N.M. - Not meaningful.

Total net investment income and net investment income on the managed portfolio were above last year’s first quarter, reflecting a higher contribution from floating rate investments, including commercial mortgage loan funds. Investment yield on the portfolio excluding limited partnership interests rose to 4.72% with new money yields continuing to exceed portfolio yields in the core fixed maturity securities portfolio. Limited partnerships portfolio returns were negative for the quarter, driven primarily by lower private equity valuation adjustments, which are generally reported on a three-month lag and partially reflect weak equity market returns in 2022.
The fixed maturity securities portfolio was in a net unrealized investment loss position of $453.3 million pretax at March 31, 2023, primarily due to the elevated interest rate environment. Net investment losses were well below last year.
Adjusted book value per share* of $36.16 at quarter end
At March 31, 2023, shareholders’ equity was $1.14 billion, or $27.87 per share, as continued higher interest rates resulted in net unrealized investment losses on fixed maturity securities. Excluding the unrealized losses and effect of net reserve remeasurements attributable to discount rates*, shareholders’ equity was $1.48 billion, or $36.16 per share*. During the first quarter, Horace Mann repurchased 128,540 shares at an average price of $34.01. As of March 31, 2023, $36.9 million remained authorized for future repurchases under the share repurchase program. In April 2023, the company repurchased 29,094 shares for a total of $949,000.
At March 31, 2023, total debt was $498.0 million, with $249.0 million outstanding on the company’s revolving credit facility. Interest expense was $6.7 million for the first quarter of 2023 compared to $3.9 million for the first quarter of 2022 due to higher interest expense on the line of credit. The ratio of debt-to-capital excluding net unrealized investment gains/losses and effect of net reserve remeasurements attributable to discount rates* was 25.2% at March 31, 2023, which aligns with levels appropriate for the company’s current financial strength ratings.
Quarterly webcast
Horace Mann’s senior management will discuss the company’s first-quarter financial results with investors on May 3, 2023 at noon Eastern Time. The conference call will be webcast live at investors.horacemann.com and archived later in the day for replay.

About Horace Mann
Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The company offers individual and group insurance and financial solutions tailored to the needs of the educational community. Founded by Educators for Educators® in 1945, Horace Mann is headquartered in Springfield, Illinois. For more information, visit horacemann.com.
Safe Harbor Statement and Non-GAAP Measures
Certain statements included in this news release, including those regarding our earnings outlook, expected catastrophe losses, our investment strategies, our plans to implement additional rate actions, our plans relating to share repurchases and dividends, our efforts to enhance customer experience and expand our products and solutions to more educators, our strategies to create sustainable long-term growth and double-digit ROEs, our strategy to achieve a larger share of the education market, and other business strategies, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Horace Mann and its subsidiaries. Horace Mann cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond Horace Mann’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements included in this document. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Information” sections included in Horace Mann’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC). The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Horace Mann does not undertake to update any particular forward-looking statement included in this document if we later become aware that such statement is not likely to be achieved.
Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States of America (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to Horace Mann’s SEC filings.

# # #

HORACE MANN EDUCATORS CORPORATION
Financial Highlights (Unaudited)

($ in millions, except per share data)	Three Months Ended March 31,
	2023	2022	% Change
Earnings Summary
Net income	$6.6	$20.3	-67.5%
Net investment losses, after tax	(3.1)	(12.2)	N.M.
Core earnings*	9.7	32.5	-70.2%
Adjusted core earnings*	12.6	35.8	-64.8%

Per diluted share:(1)
Net income	$0.16	$0.48	-66.7%
Net investment losses, after tax	(0.07)	(0.29)	N.M.
Core earnings*	0.23	0.77	-70.1%
Adjusted core earnings (loss)*	0.30	0.85	-64.7%

Weighted average number of shares and equivalent shares (in millions) - Diluted	41.4	42.1	-1.7%

Return on Equity
Net income return on equity - LTM(2)	0.5%	9.8%
Net income return on equity - annualized	2.4%	5.7%
Core return on equity - LTM*(3)	3.0%	10.3%
Core return on equity - annualized*	2.6%	8.4%
Adjusted core return on equity - LTM*(4)	3.9%	11.0%
Adjusted core return on equity - annualized*	3.4%	9.3%

Financial Position
Per share:(5)
Book value	$27.87	$32.66	-14.7%
Effect of net unrealized investment gains (losses) on fixed maturity securities	$(8.72)	$0.31	N.M.
Per share impact of net reserve remeasurements attributable to discount rates*	$0.43	$(4.96)	N.M.
Adjusted book value	$36.16	$37.31	-3.1%
Dividends paid	$0.33	$0.32	3.1%
Ending number of shares outstanding (in millions)(5)	40.9	41.4	-1.2%
Total assets	$13,658.1	$14,408.0	-5.2%
Short-term debt	249.0	249.0	—%
Long-term debt	249.0	253.7	-1.9%
Total shareholders’ equity	1,139.2	1,351.5	-15.7%
N.M. - Not meaningful.
(1)    Calculated using basic shares when in a net loss or core loss position.
(2)    Based on last twelve months net income and average quarter-end shareholders’ equity.
(3)    Based on last twelve months core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(4)    Based on last twelve months adjusted core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(5)    Ending shares outstanding were 40,867,496 at March 31, 2023 and 41,381,082 at March 31, 2022.

HORACE MANN EDUCATORS CORPORATION
Consolidated Statements of Operations and Data (Unaudited)

($ in millions, except per share data)	Three Months Ended March 31,
	2023	2022	% Change
Consolidated Statements of Operations
Net premiums and contract charges earned	$255.9	$255.8	—%
Net investment income	100.4	97.9	2.6%
Net investment losses	(3.9)	(15.5)	N.M.
Other income	1.5	8.5	-82.4%
Total revenues	353.9	346.7	2.1%

Benefits, claims and settlement expenses	183.2	175.2	4.6%
Interest credited	48.7	39.7	22.7%
Operating expenses	79.8	76.7	4.0%
DAC amortization expense	23.7	22.0	7.7%
Intangible asset amortization expense	3.7	4.2	-11.9%
Interest expense	6.7	3.9	71.8%
Total benefits, losses and expenses	345.8	321.7	7.5%

Income before income taxes	8.1	25.0	-67.6%
Income tax expense	1.5	4.7	-68.1%
Net income	$6.6	$20.3	-67.5%

Net Premiums Written and Contract Deposits*
Property & Casualty	$149.1	$139.6	6.8%
Life & Retirement	136.1	136.4	-0.2%
Supplemental & Group Benefits	67.2	70.2	-4.3%
Total	$352.4	$346.2	1.8%

Segment Net Income (Loss)
Property & Casualty	$(11.6)	$8.5	N.M.
Life & Retirement	14.0	15.6	-10.3%
Supplemental & Group Benefits	14.0	13.2	6.1%
Corporate & Other(1)	(9.8)	(17.0)	42.4%
Consolidated net income	$6.6	$20.3	-67.5%

Net investment losses
Before tax	$(3.9)	$(15.5)	N.M.
After tax	(3.1)	(12.2)	N.M.
Per share, diluted	$(0.07)	$(0.29)	N.M.
N.M. - Not meaningful.
(1)    Corporate & Other includes interest expense on debt and the impact of net investment gains and losses and other Corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 12.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended March 31,
	2023	2022	Change
Property & Casualty
Net premiums written*	$149.1	$139.6	6.8%
Net premiums earned	152.4	150.2	1.5%
Net investment income	4.0	7.2	-44.4%
Other income	0.7	0.8	-12.5%
Losses and loss adjustment expenses (LAE)	128.8	108.3	18.9%
Operating expenses (includes amortization expense)	42.9	39.4	8.9%
Income (loss) before income taxes	(14.6)	10.5	N.M.
Net income (loss) / core earnings (loss)*	(11.6)	8.5	N.M.
Net investment income, after tax	3.5	6.1	-42.6%

Catastrophe losses
After tax	17.7	5.7	210.5%
Before tax	22.4	7.3	206.8%
Prior years’ reserve development, before tax(1)
Auto	—	—	N.M.
Property and other	—	—	N.M.
Total	—	—	N.M.

Operating statistics:
Loss and loss adjustment expense ratio	84.5%	72.1%	12.4	pts
Expense ratio	28.2%	26.3%	1.9	pts
Combined ratio	112.7%	98.4%	14.3	pts
Effect on the combined ratio of:
Catastrophe losses	14.7%	4.8%	9.9	pts
Prior years’ reserve development(1)	—%	—%	—	pts
Combined ratio excluding the effects of catastrophe losses and prior years’ reserve development (underlying combined ratio)*	98.0%	93.6%	4.4	pts

Risks in force (in thousands)	535	547	-2.2%
Auto(2)	365	372	-1.9%
Property	170	175	-2.9%

Household Retention - LTM
Auto(3)	87.0%	86.5%	0.5	pts
Property(3)	89.8%	89.3%	0.5	pts
N.M. - Not meaningful.
(1)    (Favorable) unfavorable.
(2)    Includes assumed risks in force of 4.
(3)    Retention is based on retained households. History has been restated to reflect this change.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended March 31,
	2023	2022		Change
Life & Retirement
Net premiums written and contract deposits*	$136.1	$136.4		-0.2%

Net premiums and contract charges earned	37.7	35.8		5.3%
Net investment income	87.9	84.2		4.4%
Other income	3.9	4.9		-20.4%

Death benefits / mortality cost(1)	19.5	21.4		-8.9%
Interest credited	47.9	39.6		21.0%
Change in reserves	13.8	13.0		6.2%
Operating expenses	24.2	25.7		-5.8%
DAC amortization expense	6.8	5.7		19.3%
Intangible asset amortization expense	0.1	0.3		-66.7%

Income before income taxes	17.2	19.2		-10.4%
Income tax expense	3.2	3.6		-11.1%
Net income / core earnings*	14.0	15.6		-10.3%
Adjusted core earnings*	14.0	15.8		-11.4%

Life policies in force (in thousands)	162	163		-0.6%
Life insurance in force	$20,155	$19,595		2.9%
Lapse ratio - 12 months(1)	4.1%	3.8%	0.3	pts

Annuity contracts in force (in thousands)	226	229		-1.3%
Horace Mann Retirement Advantage® contracts in force (in thousands)	17	16		6.3%
Total Persistency - LTM	93.1%	94.3%	-1.2	pts
N.M. - Not meaningful.
(1)    Ordinary life insurance.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended March 31,
	2023	2022	Change
Supplemental & Group Benefits
Net premiums and contract charges earned	$65.8	$69.8	-5.7%
Net investment income	9.1	7.1	28.2%
Other income	(3.7)	1.6	N.M.
Benefits, settlement expenses and change in reserves	21.1	32.5	-35.1%
Interest credited	0.8	0.1	N.M.
Operating expenses (includes DAC amortization expense)	27.9	25.3	10.3%
Intangible asset amortization expense	3.6	3.9	-7.7%
Income before income taxes	17.8	16.7	6.6%
Net income / core earnings*	14.0	13.2	6.1%
Adjusted core earnings*	16.9	16.2	4.3%

Benefit ratio(1)	33.3%	46.7%	-13.4	pts
Operating expense ratio(2)	39.2%	32.2%	7.0	pts
Pretax profit margin(3)	24.9%	21.4%	3.5	pts

Worksite Direct products benefit ratio	22.1%	22.2%	-0.1	pts
Worksite Direct premium persistency (rolling 12 months)	90.6%	92.1%	-1.5	pts
Employer-sponsored products benefit ratio	42.6%	65.9%	-23.3	pts
N.M. - Not meaningful.
(1)    Ratio of benefits to net premiums earned.
(2)    Ratio of operating expenses to total revenues.
(3)    Ratio of income before taxes to total revenues.

($ in millions)	Three Months Ended March 31,
	2023	2022	Change
Corporate & Other(1)
Components of loss before tax:
Net investment losses	$(3.9)	$(15.5)	N.M.
Interest expense	(6.7)	(3.9)	-71.8%
Other operating expenses, net investment income and other income	(1.7)	(2.0)	15.0%
Loss before income taxes	(12.3)	(21.4)	42.5%
Net loss	(9.8)	(17.0)	42.4%
Core loss*	(6.7)	(4.8)	-39.6%
N.M. - Not meaningful.
(1)    The Corporate & Other segment includes interest expense on debt and the impact of investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended March 31,
	2023	2022	% Change
Investments
Life & Retirement
Fixed maturity securities, at fair value (amortized cost, net 2023, $4,441.4; 2022, $4,640.3)	$4,086.8	$4,660.0	-12.3%
Equity securities, at fair value	74.4	99.5	-25.2%
Short-term investments	38.7	15.4	151.3%
Policy loans	138.8	140.1	-0.9%
Limited partnership interests	753.0	567.3	32.7%
Other investments	67.6	60.5	11.7%
Total Life & Retirement investments	5,159.3	5,542.8	-6.9%

Property & Casualty
Fixed maturity securities, at fair value (amortized cost, net 2023, $603.1; 2022, $629.6)	575.0	640.7	-10.3%
Equity securities, at fair value	17.4	18.1	-3.9%
Short-term investments	1.2	3.4	-64.7%
Limited partnership interests	187.8	182.7	2.8%
Other investments	1.0	1.1	-9.1%
Total Property & Casualty investments	782.4	846.0	-7.5%

Supplemental & Group Benefits
Fixed maturity securities, at fair value (amortized cost, net 2023, $758.6; 2022, $700.8)	688.0	686.7	0.2%
Equity securities, at fair value	6.0	8.2	-26.8%
Short-term investments	27.7	108.0	-74.4%
Policy loans	0.8	0.9	-11.1%
Limited partnership interests	104.6	51.9	101.5%
Other investments	7.9	7.5	5.3%
Total Supplemental & Group Benefits investments	835.0	863.2	-3.3%

Corporate & Other
Fixed maturity securities, at fair value (amortized cost, net 2023, $0.2; 2022, $0.0)	0.2	—	N.M.
Equity securities, at fair value	1.0	1.0	—%
Short-term investments	7.4	0.1	N.M.
Total Corporate & Other investments	8.6	1.1	681.8%
Total investments	$6,785.3	$7,253.1	-6.4%

Net investment income - investment portfolio
Before tax	$74.7	$73.0	2.3%
After tax	59.3	58.1	2.1%
Investment income - deposit asset on reinsurance
Before tax	$25.7	24.9	3.2%
After tax	20.3	19.7	3.0%
N.M. - Not meaningful.